UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 5, 2021

Glatfelter Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-03560	23-0628360

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4350 Congress Street, Suite 600, Charlotte, North Carolina		28209

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		704 885-2555

(N/A)

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GLT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 5, 2021, Glatfelter Corporation (the “Company”) entered into a Share Purchase Agreement (the “Purchase Agreement”) with GPPC Equity Holdings LLC (the “Seller”) pursuant to which the Company agreed to purchase all of the outstanding equity interests in Georgia-Pacific Mt. Holly LLC (the “Acquired Company”) from the Seller (the “Acquisition”). The Acquired Company operates Georgia-Pacific’s U.S. nonwovens business and has a manufacturing facility in Mount Holly, North Carolina and an R&D pilot line for nonwovens product development that is part of Georgia-Pacific’s facility in Memphis, Tennessee. Pursuant to the terms of the Purchase Agreement, the Company has agreed to pay a purchase price of $175,000,000, subject to customary adjustments at closing for cash, working capital and indebtedness of the Acquired Company.

The Purchase Agreement contains customary representations and warranties made by each party. In addition, the parties have agreed to various customary covenants, including, among others, covenants by the Seller with respect to the conduct of the business of the Acquired Company following the execution of the Purchase Agreement and prior to the consummation of the Acquisition, as well as a covenant that Georgia-Pacific LLC and its subsidiaries shall not compete with the business of the Acquired Company in the three-year period following the consummation of the Acquisition, subject to certain exceptions. The parties have also agreed to certain indemnification provisions, including mutual indemnification provisions for breaches of each parties’ representations, warranties or covenants, and the Seller has agreed to indemnify the Company for certain matters related to the bankruptcy of Bestwall LLC, an affiliate of the Seller that owns the land on which the Mount Holly manufacturing facility sits, and for certain matters related to products sold by the Acquired Company prior to the closing of the Acquisition.

The completion of the Acquisition is subject to the satisfaction or waiver of customary closing conditions, including regulatory clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Approval”). Either party may terminate the Purchase Agreement in the event the Acquisition has not closed by the date that is nine months following the date of the Purchase Agreement, which date will automatically be extended to twelve months if HSR Approval has not been obtained and the other closing conditions are satisfied or are capable of being satisfied. In the event (i) the Purchase Agreement is terminated, and at the time of such termination, HSR Approval has not been obtained and the other closing conditions have been (or would be) satisfied or (ii) the Purchase Agreement is terminated because the Company has breached its covenants regarding HSR Approval, the Company will be obligated to pay the Seller a termination fee of $9,000,000.

In connection with the execution of the Purchase Agreement, Georgia-Pacific LLC has delivered a parent guarantee to the Company for the payment and performance of all obligations of the Seller under the Purchase Agreement and the Seller or any of its affiliates under certain ancillary agreements to be entered into in connection with the Acquisition.

The Company intends to finance the Acquisition with a combination of cash on hand and borrowings under its revolving credit facility.

Certain affiliates of Georgia-Pacific LLC supply on an ongoing basis, in the ordinary course of business, certain products to the Company and its subsidiaries.

The foregoing description of the Purchase Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Purchase Agreement. A copy of the Purchase Agreement will be filed with the Company’s Annual Report on Form 10-K for the period ended December 31, 2020.

Item 8.01	Other Event.

On January 6, 2021, the Company issued a press release announcing the Acquisition. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

99.1	Press release issued on January 6, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glatfelter Corporation

January 6, 2021	By:	/s/ Jill L. Urey

Name: Jill L. Urey
Title: Vice President, Deputy General Counsel and Corporate Secretary